Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

TRACON Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other(3)	5,000,000	$0.64	$3,200,000	0.00011020	$353
Total Offering Amounts					$3,200,000		—
Total Fee Offsets							—
Net Fee Due							$353

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes such indeterminable number of additional shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”), as may be issued as a result of an adjustment to the shares by reason of a stock split, stock dividend or similar capital adjustment, as required by the plans.
(2)
Represents 599,216 shares previously issued to the selling stockholder on May 8, 2023 pursuant to the purchase agreement with the selling stockholder, and up to 4,400,784 shares that are issuable at the option of the registrant pursuant to a purchase agreement with the selling stockholder.
(3)
Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average high and low prices per share of the registrant’s common stock reported on the Nasdaq Capital Market on May 16, 2023.